Filed Under Rule 424(b)(3)
File No. 333-146657

PROSPECTUS SUPPLEMENT NO. 5 TO
REGISTRATION STATEMENT DECLARED EFFECTIVE
ON OCTOBER 19, 2007

g8wave Holdings, Inc.

2,674,893 Shares of Common Stock

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated October 23, 2007, as supplemented by Prospectus Supplement No. 1, dated November 5, 2007, Prospectus Supplement No. 2, dated November 14, 2007, Prospectus Supplement No. 3, dated January 4, 2008, and Prospectus Supplement No. 4, dated January 31, 2008 (collectively, the “Prospectus”), which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of g8wave Holdings, Inc. filed on February 5, 2008.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GEWV.OB”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 5, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): January 30, 2008

g8wave Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 30, 2008, Leslie E. Bider resigned from the Board of Directors (the “Board”) of g8wave Holdings, Inc. (the “Company”). Mr. Bider’s decision to resign was based on the demands on his time from other professional commitments, and not the result of any disagreement relating to the Company’s operations, policies or practices.

On January 30, 2008, the Board appointed Karl Spangenberg as a director to fill the vacancy on the Board created by Mr. Bider’s resignation. There were no arrangements or understandings between Mr. Spangenberg and any other person pursuant to which he was selected as a director.

Mr. Spangenberg, age 61, has more than 25 years of media experience in general management, advertising sales, business development, strategic marketing, online market research, and media consulting. Mr. Spangenberg formerly served as Chief Executive Officer of Hotelevision, Inc., a national ad-supported television media company from December 2002 through March 2004. From April 2004 through March 2006, Mr. Spangenberg served as President of Sales (Western Region) of The Hotel Networks, which was eventually sold to LodgeNet. From April 2006 through April 2007, Mr. Spangenberg served as Vice President of Integrated Advertising and Commerce of AT&T Entertainment Services, a division of AT&T Inc. Since May 2007, Mr. Spangenberg has worked as a management consultant to media and technology companies.

On January 30, 2008, in accordance with the Company's 2007 Stock Incentive Plan (the “Plan”), the Company granted Mr. Spangenberg a 10-year option to purchase 166,725 shares of the Company’s common stock at an exercise price of $0.37 per share. Mr. Spangenberg’s options will vest as to 25% of the number of shares subject to the option on the one year anniversary of the date of the grant, and the remaining 75% of such shares will vest thereafter in equal quarterly installments over the next three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

g8wave Holdings, Inc.

Date: February 5, 2008	By:	/s/ William E. Duke, Jr.
William E. Duke, Jr.
Chief Financial Officer